Exhibit 5.1

Reed Smith LLP 1841 Page Mill Road Suite 110 Palo Alto, CA 94304 +1 650 352 0500 Fax +1 650 352 0699 reedsmith.com

Jaguar Health, Inc.

200 Pine Street, Suite 400

San Francisco, California 94014

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (File No. 333-297489) filed by Jaguar Health, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on July 16, 2026, as amended by Pre-Effective Amendment No. 1, filed with the Commission on July 24, 2026, and declared effective by the Commission on July 24, 2026, and as further amended by Post-Effective Amendment No. 1, filed with the Commission on the date hereof (as amended, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 40,874,552 shares of the Company’s voting common stock, par value $0.0001 per share (the “Common Stock”). Such shares of Common Stock consist of: (i) up to 40,000,000 shares of Common Stock (the “Purchase Shares”) that the Company may elect, in its sole discretion, to issue and sell to C/M Capital Master Fund, LP (“C/M Capital”), one of the Selling Stockholders, from time to time pursuant to that certain common stock purchase agreement, dated as of June 9, 2026, by and between the Company and C/M Capital (the “Purchase Agreement”), (ii) 253,995 shares of Common Stock that have been issued to the Selling Stockholders and are outstanding as of the date hereof (the “Commitment Shares”), and (iii) up to 620,557 shares of Common Stock (the “Commitment Warrant Shares”) that are issuable upon exercise of the pre-funded warrants to purchase the Company’s Common Stock (the “Commitment Pre-Funded Warrants”) that haves been issued to the Selling Stockholders as consideration for C/M Capital’s execution and delivery of the Purchase Agreement.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

Based upon and subject to the foregoing, we are of the opinion that (i) the Purchase Shares have been duly authorized for issuance and, when issued against payment therefor in accordance with the terms of the Purchase Agreement, the Purchase Shares will be validly issued, fully paid, and nonassessable, (ii) the Commitment Shares have been duly authorized for issuance and are validly issued, fully paid and nonassessable, and (iii) the Commitment Warrant Shares have been duly authorized for issuance and, when issued and paid for upon exercise of the Commitment Pre-Funded Warrants in accordance with the terms of the Purchase Agreement and the Commitment Pre-Funded Warrants, will be validly issued, fully paid, and nonassessable.

ABU DHABI ◆ ASTANA ◆ ATHENS ◆ ATLANTA ◆ AUSTIN ◆ BOSTON ◆ BRUSSELS ◆ CENTURY CITY ◆ CHICAGO ◆ DALLAS ◆ DENVER ◆ DUBAI ◆ FRANKFURT HONG KONG ◆ HOUSTON ◆ LONDON ◆ LOS ANGELES ◆ MIAMI ◆ MUNICH ◆ NEW YORK ◆ ORANGE COUNTY ◆ PARIS ◆ PHILADELPHIA ◆ PITTSBURGH

PRINCETON ◆ RICHMOND ◆ RIYADH ◆ SAN FRANCISCO ◆ SHANGHAI ◆ SILICON VALLEY ◆ SINGAPORE ◆ TYSONS ◆ WASHINGTON, D.C. ◆ WILMINGTON

US_ACTIVE-251347110

Jaguar Health, Inc. August 11, 2026 Page 2

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP
Reed Smith LLP

Legal Op:
MSL/LD